Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Wayne Mackie	Jim Buckley
Executive Vice President, CFO	Executive Vice President
CRA International	Sharon Merrill Associates, Inc.
617-425-3000	617-542-5300

CRA INTERNATIONAL ANNOUNCES EXPANDED STOCK REPURCHASE PROGRAM

BOSTON, June 14, 2007 — CRA International, Inc. (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced its Board of Directors has authorized a stock repurchase program of up to a total of 1,500,000 shares of its common stock.

The Company will finance the repurchase program with available cash.  CRA may repurchase shares in open market purchases or in privately negotiated transactions in accordance with applicable insider trading and other securities laws and regulations.  The timing and extent to which the Company repurchases its shares will depend upon market conditions and other corporate considerations as may be considered in the Company’s sole discretion.  The Company currently has approximately 11.8 million shares of common stock outstanding.  On June 13, 2007, CRA’s stock closed at $44.19 per share.

“We have the financial resources available to fund this stock repurchase program while continuing to execute our growth strategy,” said James C. Burrows, CRA International’s President and CEO.  “CRA currently has in excess of $110 million in cash on hand and an available line of credit of nearly $90 million.  We believe this repurchase program is a prudent use of capital and reaffirms our commitment to building shareholder value over the long term.”

About CRA

Founded in 1965, CRA International is a leading provider of economic and financial expertise and management consulting services.  Working with businesses, law firms, accounting firms, and governments, CRA is a preferred consulting firm for complex assignments with pivotal and high-stakes outcomes.  The firm is distinguished by a unique combination of credentials:  deep vertical experience in a variety of industries; broad horizontal expertise in a range of functional disciplines; and rigorous economic, financial, and market analysis.  CRA offers a proven track record of thousands of successful engagements in regulatory and litigation support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management.  Headquartered in Boston, the firm has fifteen offices within the United States and ten offices in Canada, Europe, the Middle East, and the Asia Pacific region.  Detailed information about CRA is available at www.crai.com.

Statements in this press release concerning the Company’s intent to purchase up to 1,500,000 shares of common stock, its belief that its repurchase program is a prudent use of capital, its belief that it has the financial resources to fund the stock repurchase program, and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, changes in the Company’s effective tax rate, share dilution from the Company’s convertible debt offering and stock options, the impact of Financial Accounting Standards Board Statement No. 123R and total stock-based compensation, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its recent acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, management of new offices, the potential loss of clients, dependence on growth of the Company’s business consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.